EXHIBIT 10(a)

PEOPLES ENERGY CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN

(Amended as of October 1, 2001)

  Section 1 - Purpose and Intent:

  Peoples Energy Corporation, an Illinois corporation, hereby establishes the "Peoples Energy Corporation Executive Deferred Compensation Plan", as set forth herein, to aid it in retaining and attracting qualified, executive level employees by providing such employees with a means of supplementing their standard of living at retirement or otherwise through tax deferred savings. This plan is intended to be maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and is intended to qualify for the alternative method of complying with the reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974, as amended, set forth in DOL Reg. § 2520.104-23.

  The Plan shall become effective October 1, 1994 with respect to bonuses awarded under the Peoples Energy Corporation Short-Term Incentive Compensation Plan for fiscal years of the Company ending on or after September 30, 1995 and shall remain in effect until terminated by the Board.

  Section 2 - Definitions:

  The following terms, when used herein and initially capitalized as indicated below, shall have the following respective meanings, unless expressly otherwise provided or clearly required by the context:

  (a) "Account" means each account established for a Participant pursuant to Section 4.

  (b) "Balance" means at any date the amount credited to a Participant's Account upon deferral of a Bonus, plus all interest equivalents and supplemental amounts credited to that Account through such date, less amounts paid from the Account prior to such date.

  (c) "Beneficiary" means any person who is entitled to receive distributions under this Plan pursuant to Section 6.

  (d) "Board" means the Board of Directors of the Company.

  (e) "Bonus" means (1) a bonus awarded under the Peoples Energy Corporation Short-Term Incentive Compensation Plan as in effect on the effective date hereof or as it may be subsequently amended, (2) cash payments under the Long-Term Incentive Plan for Diversified Business Units and (3) cash payments under any other incentive plan maintained by the Company which the Committee determines should be subject to the provisions of this Plan.

  (f) "Committee" means the Company's Retirement and Benefit Plans Committee or any successor committee appointed by the Board.

  (g) "Company" means Peoples Energy Corporation, an Illinois corporation. For purposes of determining Eligible Employees, the term Company shall be deemed to include any and all Subsidiaries.

  (h) "Eligible Employee" means with respect to any Year a full-time, salaried employee of the Company who occupies a position in an officer salary grade and any other salaried employee of the Company designated by the Committee as being eligible to participate in this Plan, provided that such employee is also considered a member of a select group of management or highly compensated employees for purposes of DOL Reg. §2520.104-23.

  (i) "Participant" means an Eligible Employee who has elected to defer all or part of a Bonus under this Plan.

  (j) "Plan" means the plan set forth herein and known as the "Peoples Energy Corporation Executive Deferred Compensation Plan."

  (k) "Retirement Plan" means the Peoples Energy Corporation Retirement Plan.

  (l) "Supplemental Retirement Plan" means the Peoples Energy Corporation Supplemental Retirement Plan, Part A and Supplemental Retirement Plan, Part B.

  (m) "Subsidiary" means any corporation more than 50 percent of the total combined voting power of which is owned by the Company or any Subsidiary of the Company or any combination thereof.

  (n) "Termination of Service" means with respect to a Participant cessation of such Participant's employment by the Company and all Subsidiaries, for any reason, including termination of active service under conditions of entitlement to deferred or immediate commencement of benefits under the Peoples Energy Corporation Retirement Plan, total disability resulting in the Participant being eligible to receive benefits under the Company's Long Term Disability Benefit Plan, or death. Termination of Service does not include the temporary cessation of employment due to illness, disability (other than total disability as described above) or other temporary leave of absence.

  (o) "Year" means a fiscal year of the Company beginning October 1 and ending September 30.

  Section 3 - Participation

    An Eligible Employee may irrevocably elect to defer the payment of all or a part of a Bonus for a single Year in accordance with the following requirements by giving notice to the Company. Each notice shall include an irrevocable election of a deferral period which shall be not less than twenty-four (24) months nor more than two-hundred forty (240) months and which shall end on the last day of a month. Such notice of election must be made on or before October 30 of the fiscal year with respect to which the Bonus to be deferred would be paid. For example, an election with respect to a Bonus for the fiscal year ending September 30, 1995 must be made on or before October 30, 1994. A separate notice will be required for each Bonus deferral. The notice must specify that 25%, 50%, 75% or 100% of the Bonus is to be deferred. However, no deferral will be allowed in an amount less than $15,000. If the Bonus with respect to which the election is made is in an amount less than $15,000, the Participant's election under this Plan shall be ineffective and the Bonus shall be paid to the Participant in the same manner as such Bonus would have been paid had no election been made. In the event that the Bonus with respect to which the election is made is $15,000 or more, but the product of the elected deferral percentage and the amount of the Bonus is less than $15,000, then the amount deferred and credited to the Participant's Account from such Bonus shall be $15,000.

    An Eligible Employee may irrevocably elect to defer all or a part of the base pay otherwise payable to such Employee during any calendar year in accordance with the following requirements by giving notice to the Company. Each notice shall include an irrevocable election of a deferral period which shall be not less than twenty-four (24) months nor more than two hundred forty (240) months and which shall end on the last day of a month. Such notice of election must be made on or before the December 31 preceding the calendar year with respect to which the election relates. A separate notice will be required for each calendar year. The notice must specify the percentage of base pay that is to be deferred.

    An Eligible Employee who is a participant in the Long-Term Incentive Plan for Diversified Business Units may irrevocably elect to defer all or a part of a Bonus under that Plan in accordance with the following requirements by giving notice to the Company. Each notice shall include an irrevocable election of a deferral period which shall be not less than twenty-four (24) months nor more than two hundred forty (240) months and which shall end on the last day of a month. Such notice of election must be made on or before October 30 of the fiscal year with which the applicable performance period ends. For example, an election with respect to a Bonus for the three-year performance period ending September 30, 2003 must be made on or before October 30, 2002. A separate notice will be required for each Bonus deferral. The notice must specify that 25%, 50%, 75% or 100% of the Bonus is to be deferred. However, no deferral will be allowed in an amount less than $15,000. If the Bonus with respect to which the election is made is in an amount less than $15,000, the Participant's election under this Plan shall be ineffective and the Bonus shall be paid to the Participant in the same manner as such Bonus would have been paid had no election been made. In the event that the Bonus with respect to which the election is made is $15,000 or more, but the product of the elected deferral percentage and the amount of the bonus is less than $15,000, then the amount deferred and credited to the Participant's Account from such Bonus shall be $15,000.

  Section 4 - Method of Deferment

    An amount equal to the Bonus or portion thereof which a Participant has elected to have deferred shall be credited by the Company to an Account in the name of the Participant on the date the Bonus subject to the deferral election would otherwise be paid to the Participant. A separate Account will be established for each deferred Bonus or portion thereof.

    An amount equal to the portion of the base pay which the Participant has elected to defer shall be credited by the Company to an Account for base pay deferrals in the name of the Participant on the date the base pay would otherwise be paid to the Participant.

    Interest equivalents will be credited to each Account quarterly on the last day of each December, March, June and September. Interest equivalents shall be computed based on the daily average of the prime commercial rate (or its equivalent) in effect during each such quarter by Harris Trust and Savings Bank and the average daily Balance in the Account during such quarter. In the event there is a final distribution from an Account during a calendar quarter, interest shall be credited with respect to such distributed amount from the first day of the quarter through the day of distribution.

  Section 5 - Additional Account Credits

  Upon the Termination of Service of a Participant (including a Participant who has been paid the entire balance in his Accounts prior to the date of such Termination of Service), the Company shall as soon as reasonably possible make a calculation of the lump sum value (determined on the basis of the actuarial assumptions specified in the Retirement Plan and as of the date of such Termination of Service) of (i) the benefits payable to the Participant under the Retirement Plan and the Supplemental Retirement Plan (jointly, the "Covered Plans") and (ii) the benefits which would have been payable to the Participant under the Covered Plans had the Participant not elected to defer any Bonus or base pay under this Plan. In the event that the lump sum value of such benefits under (ii) above is greater than the lump sum value of such benefits under (i) above, an amount equal to the amount of such excess shall be credited to the Participant's Accounts as of the date of such Termination of Service.

  Section 6 - Method of Distribution

    Subject to the following provisions of this Section 6, a Participant shall be paid the balance in the Participant's Accounts in cash, and in a single lump sum, on the fifteenth day of the first month following the end of the deferral period or in January of the calendar year following his or her Termination of Service other than on account of the Participant's death, if earlier. In the event of the death of a Participant, the balance in the Participants' Accounts shall be paid to the Participant's Beneficiary in cash, and in a single lump sum, in January following the calendar year of the Participant's death.

    The foregoing notwithstanding, in the event a Participant's Termination of Service is on account of disability or Retirement, such Participant may elect to receive payment in installments over a period not to exceed ten (10) years. Such election shall be made no later than December 1 of the calendar year prior to the calendar year payment under paragraph A above would otherwise be made and shall be irrevocable. If a Participant elects payment in installments, the undistributed balance in such Participant's Account shall continue to be credited with interest equivalents pursuant to Section 4 above.

    The foregoing notwithstanding, a Participant may, with the consent of the Committee, elect to receive a distribution from the Participant's Accounts in the event the Participant shall have suffered a severe financial emergency or hardship as determined under guidelines established by the Committee. A Participant who receives a distribution under this paragraph C shall not be allowed to make a deferral election for the Year in which such distribution is received or for any of the following three Years.

    The foregoing notwithstanding, the payment of any amount credited to the Accounts of a Participant pursuant to Section 5 above may be deferred by the Company for as long as may be reasonably necessary for the Company to determine the amount of such credit. No amount shall be paid by the Company pursuant to Section 5 above prior to the date that the Participant or any of the Participant's beneficiaries commences to receive benefits under the Retirement Plan. No amount shall be paid by the Company pursuant to Section V above and the Participant shall have no right to any such amount in the event that the Participant dies and no benefits under the Retirement Plan are payable with respect to the Participant or any of the Participant's beneficiaries.

    All payments made hereunder shall be net of all applicable federal, state or local taxes which the Company is required to withhold from such payments.

  Section 7 - Beneficiaries

    A Participant may, by giving notice to the Company during the Participant's lifetime, designate (i) a Beneficiary or Beneficiaries to whom distribution of any remaining Balances in such Participant's Accounts will be made in the event of the Participant's death, and (ii) the specific amounts or proportions of available Balances to be distributed to each such designated Beneficiary if more than one Beneficiary is properly designated. Any such designation may be revoked or changed by the Participant at any time and from time to time by similar notice. If there is no such designated Beneficiary living upon the death of the Participant or if all such designated Beneficiaries die prior to distribution of all of a Participant Balances under this Plan, any remaining distribution shall be made to the Participant's surviving spouse or if none the then remaining Balances will be distributed to the estate or personal representative of the Participant.

    If the Company, after reasonable inquiry, is unable within twelve calendar months to determine whether any designated Beneficiary did in fact survive the event that entitled such Beneficiary to receive distribution under this Plan, it will be conclusively presumed that such Beneficiary did in fact die prior to such event.

  Section 8 - Committee

  This Plan will be administered by the Committee. Except as otherwise expressly provided in this Plan, the Committee shall have full power and authority, within the limits provided by this Plan.

      to construe this Plan and make equitable adjustments for any mistakes or errors made in the administration of this Plan;
      to determine all questions arising in the administration of this Plan, including the power to determine the rights of Participants and their Beneficiaries and the amount of their respective interests;
      to adopt such rules and regulations as it may deem reasonably necessary for the proper and efficient administration of this Plan consistent with its purposes, specifically including, but not by way of limitation, rules for determining what constitutes a severe financial emergency or hardship for purposes of Section 6, paragraph (C) above;
      to enforce this Plan in accordance with its terms and with the rules and regulations adopted by the Committee;
      to do all other acts which in its judgment are necessary or desirable for the proper and advantageous administration of this Plan.

  The Committee shall act by the vote or concurrence of a majority of its members and shall maintain a written record of its decisions and actions. All decisions and actions of the Committee pursuant to the provisions of this Plan shall be final and binding upon all persons affected thereby, and no member of the Committee shall take part in any decision regarding in any respect his or her interest under the Plan. No member of the Committee shall have any personal liability to any person, either as a member of the Committee or individually, for anything done or omitted to be done in good faith in carrying out the provisions of this Plan.

  Section 9 - Non-Alienation

  No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit under this Plan shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits except such claims as may be made by the Company or any affiliate.

  Section 10 - Participant's Rights

  The establishment of the Plan shall not be construed as giving any Participant the right to be retained as an employee of the Company or any Subsidiary or the right to receive any benefits not specifically provided herein. All amounts deferred and accrued under this Plan will be unsecured liabilities of the Company. All Accounts shall be maintained for bookkeeping purposes only and shall not represent a claim against any specific assets of the Company or any affiliate. The Company shall have no obligation to fund its obligations under this Plan. Nothing herein shall be deemed to create a trust of any kind or to create any fiduciary relationships.

  Section 11 - Notice

  Any notice authorized or required to be given to the Company under this Plan shall be deemed given upon delivery in writing, signed by the person giving the notice, to the Secretary of the Company or such other officer as may be designated by the Committee.

  Section 12 - Plan Modifications

  The Company may, at any time, terminate this Plan or may, from time to time, amend any provision of this Plan in such manner and to such extent as it may, in its sole discretion, deem to be advisable, provided that no amendment, modification or termination of this Plan shall lessen a Participant's rights with respect to the Balances in the Participant's Accounts immediately prior thereto, without the Participant's consent. In the event this Plan is terminated, any Balances remaining will be distributed in such manner as is determined by the Committee in its sole discretion.

  Section 13 - Applicable Law

  This Plan shall be governed by the laws of the State of Illinois and the Employee Retirement Income Security Act of 1974, as amended, to the extent applicable.